SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 1, 2008

LEXINGTON REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-12386	13-3717318
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

THE LEXINGTON MASTER LIMITED PARTNERSHIP
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-50268	11-3636084
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Penn Plaza, Suite 4015, New York, New York	10119-4015
(Address of Principal Executive Offices)	(Zip Code)

(212) 692-7200
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 2, 2008, The Lexington Master Limited Partnership (the “Partnership”), an operating partnership subsidiary of Lexington Realty Trust (the “Trust”), and WRT Realty L.P. (“WRT”), an operating partnership subsidiary of Winthrop Realty Trust (“Winthrop”) formed a jointly owned subsidiary, Lex-Win Concord LLC (“Lex-Win”), and the Partnership and WRT each contributed to Lex-Win all of their right, title and interest in Concord Debt Holdings LLC (“Concord”) and WRP Management LLC (“WRP Management”), the entity that provides collateral management and asset management services to Concord and its existing CDO.

Second Amended and Restated Limited Liability Company Agreement of Concord

Immediately following the contribution described above, Lex-Win, as managing member, and Inland American (Concord) Sub LLC (“Inland”), a wholly-owned subsidiary of Inland American Real Estate Trust, Inc., as a preferred member, entered into the Second Amended and Restated Limited Liability Company Agreement (the “Amended Concord Agreement”) of Concord.

Capital Contributions

The Amended Concord Agreement provides for a $100.0 million capital commitment by Inland to Concord during the period ending on the earlier of (i) 12 months if $65.0 million of capital contributions is not called from Inland during the first 12 month period, (ii) 18 months or (iii) at Inland’s election, the date on which neither Michael L. Ashner nor Peter Braverman (respectively, the Chief Executive Officer and President of Winthrop) is a member of Concord’s advisory committee (see “Governance” below).  Inland’s capital contributions may be used by Concord, without Inland’s consent, for the acquisition of loan assets meeting certain criteria and, with Inland’s consent, to meet margin calls or for senior loans and sidecar investments. Lex-Win is obligated to make additional capital contributions to Concord of up to $75.0 million (“Lex-Win Preferred Capital”) only if such capital contributions are necessary to (i) meet a margin call if Inland elects not to make a capital contribution with respect to such margin call, (ii) retire short term debt (non-match funded debt with a maturity of less than one year or 18 months with extensions and 15% of match funded debt with a maturity of less than one year with extensions) so that short term debt does not exceed the greater of (x) $750.0 million or 120% of total equity contributed and committed (the “Short Term Debt Limit”), or (iii) retire debt so that Concord’s total debt to total assets is not greater than 75% (the “Total Debt Limit”).

Distributions

As described in more detail below, Inland receives a 10% priority return on unreturned capital contributions from operating cash flow and capital proceeds (subject to certain increases in the Inland priority return in the event of certain default events by Lex-Win), and Lex-Win receives a priority return from capital proceeds until its unreturned capital contributions are reduced to $200 million (currently $325 million) or, if Inland is no longer obligated to make preferred capital contributions, the greater of (i) $100 million and (ii) 200% of Inland’s unreturned preferred capital contribution.

Operating cash flow is distributed (i) first, to Lex-Win until it receives its unreturned Lex-Win Preferred Capital plus the applicable return on its Lex-Win Preferred Capital, generally equal to the rate on the debt related to the margin call being satisfied or the debt being retired by such Lex-Win Preferred Capital; provided, that if such additional capital contribution is not returned within 12 months, such rate is reduced by 50 basis points, (ii) second, to Inland until it receives a 10% preferred return on its unreturned capital contributions (subject to certain increases in the Inland priority return in the event of certain default events by Lex-Win), (iii) third, to Lex-Win until it receives a 10% return on its unreturned capital contributions, and (iv) thereafter, pari passu between Lex-Win and Inland in accordance with unreturned capital contributions, except that Lex-Win will receive, as a promoted interest, 30% of the amount that Inland would otherwise be entitled to receive, or if all unreturned capital contributions have been reduced to zero, distributions will be made 76 2/3% to Lex-Win and 23 1/3% to Inland.

Capital proceeds are distributed (i) first, to Lex-Win until it receives the applicable return on its Lex-Win Preferred Capital plus a return of its Lex-Win Preferred Capital, (ii) second, to the extent not paid from cash flow, to Inland until it receives a 10% preferred return on its unreturned capital contributions, (iii) third, to Lex-Win until its existing unreturned capital contribution is reduced to $200 million (currently $325 million) or, if Inland is no longer obligated to make capital contributions, the greater of (i) $100 million and (ii) 200% of Inland’s unreturned  capital contribution, (iv) fourth, to Inland until it receives a return of its unreturned capital contributions, (v) fifth, to the extent not paid from cash flow, to Lex-Win until it receives a 10% preferred return on its unreturned capital contributions, (vi) sixth, to Lex-Win until it receives a return of its unreturned capital, and (vii) thereafter, 76 2/3% to Lex-Win and 23 1/3% to Inland.

Governance

Lex-Win generally has discretion to make investments in loan assets meeting certain criteria, except that Inland’s consent and the approval of an advisory committee are required for certain actions.  The advisory committee will consist of two members appointed by Inland and two members appointed by Lex-Win (one from each of the Partnership and WRT); provided that either Michael L. Ashner or Peter Braverman need to be a member of the Advisory Committee at all times, and, if not, then Inland will not be required to make any further capital contributions and Concord is not permitted to make any investments in loan assets or sidecar entities without Inland’s consent.  If this were to occur, Lex-Win and its affiliates (including the Trust and the Partnership) would, however, be entitled to invest in loan assets or sidecar entities directly six months thereafter.

Management Fees

Lex-Win or its designee will be entitled to (i) an annual base management fee equal to 100 basis points of the total unreturned capital contributions made by Lex-Win and Inland to Concord, which fee will be paid quarterly and reduced by any payments made by Concord’s existing CDO to WRP Management, (ii) origination fees equal to 27.5 basis points of the gross purchase price of any loan asset acquired by Concord, and (iii) securitization fees equal to 7.5 basis points of the gross value of a securitized entity established by Concord, but not to exceed $300,000.

Exclusivity

Lex-Win and its affiliates (including the Trust and the Partnership) will have the obligation to offer all loan assets meeting the investment criteria to Concord, subject to certain exceptions, including if such loan assets are related to existing assets owned by Lex-Win or its affiliates, or if the Trust acquires, directly or indirectly, a company currently in the business of originating and/or acquiring loan assets.

Redemptions

Inland will have the right at any time after the earlier of a default event by Lex-Win or the fifth anniversary of the date of the Amended Concord Agreement to have its interest in Concord redeemed for a redemption price approximating the fair market value of Inland’s interests in Concord at the time.  In addition, Lex-Win will have the right to redeem Inland’s interest in Concord after such fifth anniversary, provided that Inland can elect to retain its interest in Concord, in which case (i) the redemption will be null and void and (ii) Inland will no longer have the right to request a redemption.

Removal of Manager

Following a default event by Lex-Win, Inland will have the right to remove Lex-Win as the managing member and appoint a new managing member, in which event Lex-Win would no longer be permitted to receive its promoted interest or to receive any of the fees described above.  In addition, following a default event by Lex-Win, Inland will have the right to sell assets of Concord or liquidate Concord without Lex-Win’s consent.

Transfers

Transfers of interests are generally prohibited except certain transfers, including transfers (i) to affiliates of members, (ii) transfers between the members of Lex-Win, (iii) transfers of interests in Lex-Win so long as either the Partnership or WRT continues to control Lex-Win, and (iv) transfers of interests in Inland so long as the Inland Real Estate Group of Companies continues to control Inland. Following a default event, Inland will have the right to remove Lex-Win as the managing member in which event Lex-Win would no longer be permitted to receive its promoted interest or to receive any of the fees described above.  In addition, following a default event, Inland will have the right to sell assets or liquidate without Lex-Win’s consent.

The foregoing description is qualified in its entirety by reference to the Amended Concord Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Limited Liability Company Agreement of Lex-Win and Administration and Advisory Agreement

As disclosed above, on August 2, 2008, the Partnership and WRT have contributed all of their right, title and interest in Concord to Lex-Win pursuant to the Limited Liability Company Agreement of Lex-Win (the “Lex-Win Agreement”).

Capital Contributions

Capital contributions will only be required to the extent required by Lex-Win under the Concord Agreement and will be made equally by the Partnership and WRT.

Distributions

Distributions of cash flow and capital proceeds will be distributed equally to the Partnership and WRT, unless a default event has occurred which was caused by the Partnership or WRT.  In such case, the non-defaulting member will receive from Lex-Win and the defaulting member the same returns it would have received under the Amended Concord Agreement and the Lex-Win Agreement had there not been a default and any shortfall will accrue at a default rate which will be payable by the defaulting member.

Governance

Lex-Win will be managed by the Partnership and WRT and certain accounting and auditing matters will be subject to the approval of an audit committee which will consist of two independent trustees (one appointed by each of the Partnership and WRT) and the CFO of each of the Trust and Winthrop.  WRP Sub-Management LLC (“WRP Sub”), an entity controlled and partially owned by Michael L. Ashner, the Trust’s former executive chairman, will act as the administrative manager of Lex-Win.  WRP Sub will be entitled to reimbursement of certain dedicated expenses.  On August 2, 2008, WRP Sub also entered into an Administration and Advisory Agreement with Lex-Win.

Winthrop will have discretion over certain actions by Lex-Win if the Trust, directly or indirectly (other than through Concord) pursues certain loan assets.

Management Fees

Pursuant to the Administration and Advisory Agreement, Lex-Win and WRP Management are obligated to pay to WRP Sub (i) reimbursement of indirect expenses in an amount equal to 5 basis points of the total unreturned capital of Concord, (ii) origination fees, approved in connection with the annual budget each year, and currently equal to 50 basis points of the gross value of any loan asset acquired by Concord and (iii) a reimbursement of all direct expenses of employees (other than loan originators) dedicated solely to the business of Concord.

Buy/Sell

The Lex-Win Agreement contains a buy/sell that may be exercised by any member at any time following the redemption of Inland’s preferred interest in Concord or expiration of Inland’s right to cause a redemption of its preferred interest in Concord.

Transfers

Transfers of interests are generally prohibited except transfers (x) to affiliates or other members, (y) of interests up to 30% of such member’s interest so long as the Trust or Winthrop, as the case may be, retains control of such member, (z) to a transferee that has provided evidence sufficient to the other member that such transferee has the financial capability to make capital contributions to Lex-Win equal to not less than 12.5% of Lex-Win’s total net asset value.

The foregoing description is qualified in its entirety by reference to the Lex-Win Agreement, which is attached as Exhibit 10.2 to this Current Report on Form 8-K, and the Administration and Advisory Agreement, which is attached as Exhibit 10.3 to this Current Report on Form 8-K.

Item 8.01.        Other Events.

On August 1, 2008, Concord announced a $50.4 million other than temporary impairment that it will recognize on its bond portfolio and a $2.2 million reserve on its loan portfolio for the second quarter of 2008.  As a result, the Trust and the Partnership will realize a loss from these charges in the second quarter of 2008 of approximately $13.8 million and $26.3 million, respectively.  The foregoing description is qualified in its entirety to the press release issued August 1, 2008, which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On August 4, 2008, the Trust announced the transactions related to the Amended Concord Agreement and the Lex-Win Agreement described in Item 1.01 above.  The foregoing description is qualified in its entirety by reference to the press release issued August 4, 2008, which is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01.        Financial Statements and Exhibits.

(d)         Exhibits

10.1	Amended Concord Agreement, dated as of August 2, 2008.

10.2	Lex-Win Agreement, dated as of August 2, 2008.

10.3	Administration and Advisory Agreement, dated as of August 2, 2008.

99.1	Press release issued August 1, 2008.

99.2	Press release issued August 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Realty Trust

Date: August 4, 2008	By: /s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer

The Lexington Master Limited Partnership

By: Lex GP-1 Trust, its general partner

Date: August 4, 2008	By: /s/ T. Wilson Eglin
T. Wilson Eglin
President

Exhibit Index

10.1	Amended Concord Agreement, dated as of August 2, 2008.

10.2	Lex-Win Agreement, dated as of August 2, 2008.

10.3	Administration and Advisory Agreement, dated as of August 2, 2008.

99.1	Press release issued August 1, 2008.

99.2	Press release issued August 4, 2008.